UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report: December 7, 2012

(Date of earliest event reported)

OurPet’s Company

(Exact name of registrant as specified in its charter)

Colorado	000-31279	34-1480558
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

1300 East Street, Fairport Harbor, OH 44077

(Address of principal executive offices including zip code)

440-354-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On December 7, 2012, OurPet’s Company (“OurPet’s”), its wholly owned subsidiaries, Virtu Company and SMP Company, Incorporated (the “Subsidiaries”), and FirstMerit Bank, N.A., (“FirstMerit”), entered into a Business Loan Agreement (Asset Based) (the “Business Loan Agreement”), and into an Amendment to the Note (the “Amended Note”), related to OurPet’s current $5,000,000 revolving credit facility with the Lender (the “Credit Facility”). Pursuant to the Business Loan Agreement and the Amended Note, the Credit Facility was extended to June 30, 2014, at an interest rate of .5% plus FirstMerit’s Prime Lending Rate. As of December 7, 2012, such rate was 3.75%.

Next, OurPet’s and the Subsidiaries also executed a Promissory Note in favor of FirstMerit (the “Promissory Note”), for a new $500,000 term loan from FirstMerit for a three year term at a fixed interest rate at 5.45% (the “Term Loan”). A portion of the proceeds from the new Term Loan will be used to pay off the remaining balance of approximately $116,000 on an earlier outstanding term loan from FirstMerit.

The Credit Facility and the Term Loan are collateralized by a security interest in the cash, accounts receivable, inventory and all other property and assets of OurPet’s and the Subsidiaries. Each of the Subsidiaries and OurPet’s entered into a Commercial Security Agreement with FirstMerit granting a security interest in their respective assets.

OurPet’s is required to maintain a debt service coverage ratio on a consolidated basis of at least 1.15 to 1.0 measured quarterly on a trailing twelve month basis effective December 31, 2012. OurPet’s must also maintain an adjusted tangible net worth on a consolidated basis of at least $4,500,000, measured quarterly starting with December 31, 2012. The new loan documents contain other customary loan covenants and default provisions that, if triggered, would cause the acceleration of debt incurred under the Business Loan Agreement, the Amended Note and the Promissory Note.

Steven Tsengas, OurPet’s Chairman of the Board and Chief Executive Officer, and his wife, Evangelia Tsengas, have personally guaranteed the repayment of the Credit Facility and the Term Loan. In consideration for their guarantees, OurPet’s Board of Directors authorized the issuance of warrants for the right to purchase OurPet’s common stock. Further information regarding the warrants is set forth below in Item 3.02.

The foregoing description of the Business Loan Agreement, the Amended Note, the Promissory Note, the Security Agreements and other related documents is not complete and is qualified in its entirety by reference to such agreements, each dated effective December 7, 2012, which are attached to this current report as Exhibits 10.71 through 10.76.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth under Item 1.01 of this current report on Form 8-K are incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

In connection with the renewal of the Credit Facility and issuance of the new Term Loan referenced above under Items 1.01 and 2.03, OurPet’s Board of Directors authorized the issuance of warrants to Steve and Evangelia Tsengas in the ratio of one warrant to every eight dollars of obligation outstanding at the end of each quarter through June 30, 2012. The warrants give to Steve and Evangelia Tsengas the right to purchase in the aggregate 375,000 shares of OurPet’s common stock at $0.42 per share. The term of the warrants is 5 years and they vest immediately upon issuance. Upon exercise of the warrants, the shares will be restricted securities pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Act”), in reliance on the exemption from registration provided by Section 4(2) of the Act.

The foregoing description of the terms of the warrants is not complete and is qualified in its entirety by reference to the Form of Warranty, dated effective December 7, 2012, which is attached to this current report as Exhibit 10.77.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.71	Business Loan Agreement (Asset Based), dated December 7, 2012, between OurPet’s Company and FirstMerit Bank, N.A.

10.72	Amendment to Note, dated December 7, 2012, between OurPet’s Company, SMP Company, Incorporated, Virtue Company and FirstMerit Bank, N.A.

10.73	Promissory Note, dated December 7, 2012, executed by OurPet’s Company, SMP Company, Incorporated and Virtu Company in favor of FirstMerit Bank, N.A.

10.74	Commercial Security Agreement, dated December 7, 2012, by and among OurPet’s Company, as Grantor, and FirstMerit Bank, N.A., as Lender.

10.75	Commercial Security Agreement, dated December 7, 2012, by and among SMP Company, Incorporated, as Grantor, and FirstMerit Bank, N.A., as Lender.

10.76	Commercial Security Agreement, dated December 7, 2012, by and among Virtu Company, as Grantor, and FirstMerit Bank, N.A., as Lender.

10.77	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OurPet’s Company

By:	/s/ Scott R. Mendes
Name:	Scott R. Mendes
Title:	Chief Financial Officer and Treasurer

Dated: December 13, 2012